Exhibit 4

SECURITIES PURCHASE AND SALE AGREEMENT

THIS SECURITIES PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2021 (the “Agreement Date”) by and between BENEFIT STREET PARTNERS, LLC, having executive offices located at 9 West 57th Street, Suite 4920, New York, NY 10019 (the “Buyer”), and UBS O’CONNOR LLC, having executive offices located One North Wacker Drive, 32nd Floor, Chicago, IL 60606 (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the owner of the securities issued by JAKKS Pacific, Inc. (the “Company”) listed on Schedule I annexed hereto (the “Transaction Securities”);

WHEREAS, the Seller desires to sell to the Buyer, for the account, and for the benefit, of certain funds, accounts, and other entities managed by the Buyer and/or its affiliated management entities (collectively, the “Buyer Funds”), and the Buyer, on behalf of the Buyer Funds, desires to purchase from the Seller, the Transaction Securities, in each case based upon and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Seller and the Buyer desire to enter into this Agreement to set forth all of the mutual understandings and agreements reached by and between them with respect to the purchase and sale of the Transaction Securities and the various matters related thereto, all as more particularly set forth hereinbelow.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and the other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                Purchase and Sale of the Transaction Securities; Purchase Price.

(a)               Subject to the terms and conditions of this Agreement, the Seller hereby sells, conveys, assigns, and delivers to the Buyer, for the account and benefit of the Buyer Funds, and the Buyer, for the account and benefit of each of the Buyer Funds, hereby purchases, acquires, and accepts from the Seller, the Transaction Securities (the “Transactions”).

(b)               In consideration of the sale, conveyance, assignment, and delivery of the Transaction Securities, and as more fully set forth in Section 5(f), the Buyer shall deliver or cause to be delivered to the Seller an amount in cash per Transaction Security purchased by it hereunder equal to the amount as set forth on Schedule I annexed hereto; the aggregate amount being paid by the Buyer to the Seller for the Transaction Securities under this Agreement being the “Purchase Price”.

(c)               Except as otherwise expressly set forth in this Agreement to the contrary, for all purposes related to the Transactions including, the right to receive dividends, property, or other distributions from the Company or any other person or entity in respect of, or in exchange for, the Transaction Securities (collectively, the “Distributions”), the effective date of the sale, conveyance, assignment, and delivery of the Transaction Securities shall be the Agreement Date.

(d)               If the Seller shall receive any Distributions on or after the Agreement Date, the Seller shall promptly pay or deliver, as applicable, such Distributions to the Buyer.

Section 2.                Representations, Warranties, Covenants and Acknowledgements of the Seller. The Seller hereby represents, warrants, covenants and acknowledges to the Buyer, as of (X) the Agreement Date, and (Y) the Settlement Date (as defined in Section 5(e)), each of the following:

(a)               Capacity; Due Authorization and Execution; Enforceability.

(i)                 The Seller has the power and capacity to enter into this Agreement and to consummate the Transactions. The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of its obligations hereunder have been duly authorized by all necessary action by the Seller.

(ii)              This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies. Any person signing this Agreement on behalf of the Seller has been duly and validly authorized and empowered to do so and has the authority to bind the Seller and to effectuate the Transactions contemplated by this Agreement.

(b)               No Contravention; No Conflict. The execution, delivery, and performance by the Seller of this Agreement and consummation by the Seller of the Transactions do not and will not:

(i)                 violate any decree or judgment of any court or other governmental authority applicable to or binding on the Seller,

(ii)              violate any provision of any federal or state statute, rule or regulation which is, to the Seller’s knowledge, applicable to the Seller,

(iii)            conflict with, or result in any violation of, any provision of any Organizational Document (as defined in Section 6 of this Agreement) of the Seller; or

(iv)             violate or result in a default under any material contract to which the Seller or any of the Seller’s assets or properties are bound.

(c)               Beneficial Ownership; No Encumbrances; Transfer Restrictions.

(i)                 The Seller is the beneficial owner of the Transaction Securities free and clear of any Encumbrances (as defined in Section 6 of this Agreement), and upon the transfer of the Transaction Securities to the Buyer Funds, the Buyer Funds shall acquire good title thereto, free and clear of any Encumbrances or Transfer Restrictions (as defined in Section 6 of this Agreement), other than Transfer Restrictions arising solely under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and/or under similar state securities laws (collectively, the “Permitted Securities Law Restrictions”).

(ii)              Other than this Agreement, and other than the Voting Agreement dated August 9, 2019 between the Company and the Seller, with respect to the Transaction Securities, the Seller is not a party to any contract or agreement relating to the Transaction Securities or any rights relating thereto, including, without limitation, any agreement governing the sale, disposition, transfer or voting of the Transaction Securities.

(iii)            No Adverse Proceedings. No proceedings relating to the Transaction Securities are pending or, to the knowledge of the Seller, threatened, before any court, arbitrator or administrative or governmental body or authority that would adversely affect the Seller’s right to transfer the Transaction Securities to the Buyer.

Section 3.                Big Boy Acknowledgements and Agreements. Each of the Buyer and the Seller, respectively, hereby represents, warrants, acknowledges and agrees, as applicable, as follows:

(a)               The Buyer from time to time may be in possession of, or may receive or obtain, information from or with respect to the Company and the Transaction Securities that may be confidential and may constitute material non-public information regarding the Company and/or the Transaction Securities, including but not limited to as a result of the Buyer nominating two persons (one of whom is an employee of the Buyer) to serve as members of the board of directors of the Company in accordance with the terms of the Certificate of Designations governing the Preferred Shares (as defined in Section 5(b)(i)) and/or as a result of the Buyer’s position as a substantial stockholder of the Company (collectively, the “Excluded Information”), including Excluded Information that may be indicative that the value of the Transaction Securities is greater than the Purchase Price being paid for the Transaction Securities, or could otherwise be adverse to the interests of the Seller in connection with the Transactions.

(b)               No Excluded Information has been or is being disclosed by the Buyer to the Seller, and the Seller acknowledges that it has not received, nor has it requested, any Excluded Information from the Buyer. The Buyer shall not be obligated to disclose any Excluded Information to the Seller and shall not have any liability to the Seller with respect to any such non-disclosure, and the Seller is not in any way relying on information from the Buyer in making its decision to sell the Transaction Securities.

(c)               Notwithstanding the absence of disclosure of the Excluded Information to the Seller, the Seller nonetheless desires to enter into the Transactions for its own business purposes.

(d)               The Seller represents, warrants and acknowledges that it:

(i)                 is a sophisticated seller with respect to the Transaction Securities;

(ii)              has adequate information concerning the Transaction Securities;

(iii)            has adequate information concerning the business and financial condition of the Company;

(iv)             has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Transaction Securities, the Company and the Transactions;

(v)               has not relied upon the Buyer for any investigation into, assessment of, or evaluation with respect to the Transaction Securities, the Company and/or the Transactions; and

(vi)             has conferred with legal counsel regarding this Agreement (including this Section 3) and the effect of the Seller’s waiver of rights hereunder in accordance with this Section 3 and other provisions set forth herein.

(e)               The Seller hereby irrevocably waives and releases any and all actions, causes, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire (the “Seller Claims”) against the Buyer, the Buyer Funds, and/or any of the Buyer’s officers, directors, shareholders, partners (general and limited), members, managers, employees, agents, representatives and affiliates (collectively, the “Buyer Released Persons”) in any way, directly or indirectly, arising out of, relating to or resulting from the Buyer’s failure to disclose any Excluded Information, including, without limitation, Seller Claims it may have or hereafter acquire under applicable laws with respect to the Transactions.

(f)                The Seller covenants and agrees that it shall not institute or maintain any cause of action, suit or complaint or other proceeding against any Buyer Released Person as a result of the Buyer’s failure to disclose the Excluded Information. The Seller intends to effect, to the maximum extent permitted by law, a complete and knowing waiver of the Seller Claims as set forth in this Section 3.

(g)               The Seller acknowledges that the Buyer and the Buyer Funds are relying on this Section 3 in engaging in the Transactions, and would not engage in the Transactions in the absence of this Section 3 and the acknowledgments and agreements contained herein.

(h)               Each of the terms set forth above in this Section 3 shall survive the execution and delivery of this Agreement and the consummation of the Transactions indefinitely.

(i)                 Each Buyer Released Persons is an intended third party beneficiary of the terms of this Section 3.

Section 4.                Representations, Warranties and Agreements of the Buyer. The Buyer hereby represents to and warrants to the Seller, as of (X) the Agreement Date and (Y) the Settlement Date, the following:

(a)               Capacity; Due Authorization and Execution; Enforceability. The Buyer has the power and capacity to enter into this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies. Any person signing this Agreement on behalf of the Buyer has been duly and validly authorized and empowered to do so and has the authority to bind the Buyer and to effectuate the transactions contemplated by this Agreement.

(b)               No Contravention; No Conflict. The execution, delivery and performance by the Buyer of this Agreement and consummation by the Buyer of the Transactions do not and will not:

(i)                 violate any decree or judgment of any court or other governmental authority applicable to or binding on the Buyer;

(ii)              violate any provision of any federal or state statute, rule or regulation which is, to the Buyer’s knowledge, applicable to the Buyer;

(iii)            conflict with, or result in any violation of, any provision of any Organizational Document of the Buyer; or

(iv)             violate or result in a default under any material contract to which the Buyer or any of the Buyer’s assets or properties are bound.

(c)               No consent or approval of, or filing by the Buyer with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Buyer of this Agreement or the consummation of the Transactions by the Buyer.

(d)               Securities Law Restrictions; Voting Agreement. The Buyer acknowledges that upon its purchase of the Transaction Securities, each of the Transaction Securities shall be subject to the Permitted Securities Law Restrictions. The Buyer further acknowledges that it is party to the Voting Agreement dated August 9, 2019 between the Company and the Buyer (the “Voting Agreement”), and that the Common Shares (as defined in Section 5(b)(ii)) included in the Transaction Securities shall be subject to the Voting Agreement in accordance with the terms thereof.

Section 5.                Settlement.

(a)               The closing and settlement of the Transactions shall commence promptly after the Agreement Date.

(b)               Delivery by the Seller.

(i)                 Promptly after the Agreement Date, the Seller will deliver to the Buyer’s counsel, with respect to the Transactions related to the JAKKS Series A Senior Preferred Stock, par value $0.001 per share (the “Preferred Shares”):

(1)               The original Preferred Share certificates representing all of the Preferred Shares to be transferred from the Seller to the Buyer pursuant to this Agreement.

(2)               A signed instruction directing the Company to transfer the Preferred Shares from the Seller to the Buyer.

(ii)              Promptly after the Agreement Date, the Seller will deliver to the Buyer’s counsel, with respect to the Transactions related to the JAKKS Common Stock, par value $0.001 per share (the “Common Shares”):

(1)               An original, signed, and medallion guaranteed ComputerShare Transfer Request Form (the “Current Holder” portion) substantially in the form annexed to this Agreement as Exhibit A that instructs ComputerShare to transfer all of the Common Shares to be transferred from the Seller to the Buyer pursuant to this Agreement.

(2)               A signed instruction directing the Company to provide an instruction and authorization to ComputerShare to transfer the Common Shares from the Seller to the Buyer as contemplated by this Agreement (the “Issuer’s Letter”).

(3)               In conjunction with the Buyer, the Seller will cause the Company to deliver the Issuer’s Letter to the Buyer’s counsel.

(c)               Delivery by the Buyer.

(i)                 Promptly after the Agreement Date, the Buyer will deliver to the Buyer’s counsel, with respect to the Transactions related to the Preferred Shares, a signed instruction directing the Company to transfer the Preferred Shares from the Seller to the Buyer.

(ii)              Promptly after the Agreement Date, the Buyer will deliver to the Buyer’s counsel, with respect to the Transactions related to the Common Shares:

(1)               An original ComputerShare Transfer Request Form (the “New Holder” portion) substantially in the form annexed to this Agreement as Exhibit B that instructs ComputerShare to transfer all of the Common Shares to be transferred from the Seller to the Buyer pursuant to this Agreement.

(2)               A signed instruction directing the Company to provide the Issuer’s Letter to ComputerShare.

(3)               In conjunction with the Seller, the Buyer will cause the Company to deliver the Issuer’s Letter to the Buyer’s counsel.

(d)               The Transaction Securities delivered to the Buyer shall be free and clear of all Encumbrances and Transfer Restrictions (other than the Permitted Securities Law Restrictions).

(e)               Delivery to Transfer Agent/Company. On the date that each of the following items are delivered as provided in this Agreement (the “Settlement Date”):

(i)                 The Buyer will cause the Buyer’s counsel to deliver to the Company the items set forth in Section 5(b)(i)(1), Section 5(b)(i)(2), and Section 5(c)(i) (the “Preferred Deliverables”).

(ii)              The Buyer will cause the Buyer’s counsel to deliver to ComputerShare the items set forth in Section 5(b)(ii)(1), Section 5(b)(ii)(2), Section 5(b)(ii)(3), Section 5(c)(ii)(1), Section 5(c)(ii)(2), and Section 5(c)(ii)(3) (the “Common Deliverables”).

(f)                Payment of Purchase Price.

(i)                 Promptly after receiving written confirmation (email is sufficient) from the Company that the Company has received the Preferred Deliverables and that the Preferred Shares have been transferred in the Company’s books and records from the Seller to the applicable Buyer Funds, the Buyer shall deliver or cause to be delivered the Purchase Price related to the Preferred Shares to the Seller by the wire transfer in immediately available funds to an the account of the Seller set forth on Schedule II annexed hereto.

(ii)              Promptly after receiving written confirmation (email is sufficient) from ComputerShare that ComputerShare has received the Common Deliverables and that the Common Shares have been transferred, in the Company’s stock register, from the Seller to the applicable Buyer Funds, the Buyer shall deliver or cause to be delivered the Purchase Price related to the Common Shares to the Seller by the wire transfer in immediately available funds to an the account of the Seller set forth on Schedule II annexed hereto.

Section 6.                Certain Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

(a)               “Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person or entity, whether through ownership of voting securities, by contract or otherwise.

(b)               “Encumbrance” means any pledge, hypothecation, assignment, lien, restriction, charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever.

(c)               “Organizational Documents” means:

(i)                 in the case of a person or entity that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization;

(ii)              in the case of a person or entity that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise);

(iii)            in the case of a person or entity that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and

(iv)             in the case of a person or entity that is none of a corporation, partnership (limited, limited, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

(d)               “Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer the security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in the security or other property itself or in any document related thereto or arising by operation of law, including, without limitation, the conditions or restrictions arising under federal, state or foreign laws or under any contracts, arrangements or agreements.

Section 7.                Entire Agreement; Amendment and Modification. Except as otherwise expressly set forth to the contrary in this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral. This Agreement may be amended or modified only by a writing signed by all parties hereto.

Section 8.                Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving the terms or conditions. No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any the waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

Section 9.                Governing Law; Jurisdiction and Venue. This Agreement is made under and shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws or choice of laws thereof. The parties hereto expressly agree that, with respect to any dispute, litigation or other matter relating to or arising out of the relationships contemplated by this Agreement, exclusive jurisdiction and venue thereof shall be in the Federal Court of the United States located in the Southern District of New York, and each of the parties hereto hereby expressly (i) consents to the exclusive jurisdiction and venue of the Court, (ii) agrees that all claims with respect to any the action or proceeding shall be heard and determined in the Court, (iii) irrevocably waives any defense of an inconvenient forum to the maintenance of any action or proceeding in the Court, (iv) consents to service of process by mailing or delivering the service to the party at its respective principal business address and (v) agrees that a final judgment in any the action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

Section 10.            Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING OR ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, PROCEEDING OR ACTION WILL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

Section 11.            Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered or (ii) one business day after being sent by FedEx or other internationally recognized overnight delivery service to the address of the parties set forth in the preamble to this Agreement or such other address as set forth in a properly delivered notice of change of such address. Notices required or permitted to be given under this Agreement may also be provided by email to any address designated by the parties for such purpose.

Section 12.            Assignment; Binding Effect. No party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other parties to this Agreement. Without limiting any other rights or remedies of the parties, any assignment by a party in violation of the foregoing shall be of no force and effect and void ab initio. Without limiting any of the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

Section 13.            Further Assurances. In the event that any additional agreements, instruments or other actions are required in the reasonable opinion of any of the parties hereto, the Company or any other person or entity in order to effectuate the intents and purposes of this Agreement and the transactions contemplated hereby, each of the parties hereto shall prepare, execute and deliver the additional agreements and other instruments in mutually acceptable form, and take the other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

Section 14.            Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable electronic transmission; provided that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Section 15.            Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then the provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no the modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 16.            No Strict Construction. This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel. This Agreement shall not be construed more strictly against one party than against the other party.

Section 17.            Headings and Captions. Headings and captions of this Agreement are for convenience of reference only and are not to be construed in any way as part of this Agreement or in the interpretation of this Agreement.

Section 18.            United States Dollars. All payments pursuant to this Agreement shall be made in United States dollars.

Section 19.       No Public Announcements. Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure that discloses or reveals the identity of the other parties to this Agreement (or its Affiliates) or discloses this Agreement or any of the terms hereof; provided, however, that a party may disclose any and all such information to (i) to its professional advisors, (ii) to the Company and the transfer agent for the Transaction Securities, and (iii) if required by applicable law, regulation or legally binding request by any regulatory authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the Agreement Date.

Nineteen77 Global Multi-Strategy Alpha Master Limited

By its investment manager UBS O’CONNOR LLC

By: /s/ Connor Burke / /s/ James DelMedico________

Name: Connor Burke / James DelMedico

Title: Director / Executive Director

BENEFIT STREET PARTNERS, LLC

on behalf of its Affiliated Funds

By: /s/ Mike Frick__________________________________

Name: Mike Frick

Title: Authorized Signer

Schedule I

Transaction Securities, Buyer Funds, and Purchase Price

Class of Transactions Security	Quantity Purchased	Price Per Share/Unit	Total Purchase Price
JAKKS Common Stock, par value $0.001 per share	119,884 shares	$10.53 per share	$1,262,378.52
JAKKS Series A Senior Preferred Stock, par value $0.001 per share	40,965 shares	$88.48 per share	$3,624,583.20
		Total Purchase Price	$4,886,961.72

Schedule II

Seller’s Wire Transfer Information

EXHIBIT A

COMPUTERSHARE TRANSFER INSTRUCTIONS CURRENT HOLDER PORTION

EXHIBIT B

COMPUTERSHARE TRANSFER INSTRUCTIONS NEW HOLDER PORTION